Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-172393 on Form S-3, 333-144498 on Form S-3D, and 333-73054, 333-129422, and 333-176090 on Form S-8 of PG&E Corporation and Registration Statements No. 33-62488 and 333-172394 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 21, 2013, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to several investigations and enforcement matters pending with the California Public Utilities Commission that may result in material amounts of penalties), the consolidated financial statement schedules of PG&E Corporation and subsidiaries (the “Company”) and Pacific Gas and Electric Company and subsidiaries (the “Utility”), and the effectiveness of the Company’s and the Utility’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
February 21, 2013